UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 13, 2003


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115

ITEM 12.  RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     On May 13, 2003, the Registrant issued the press release attached hereto as
Exhibit 99.1 reporting first quarter 2003 financial results and providing an update on liquidity.



SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               CALPINE CORPORATION

                          By: /s/ Charles B. Clark, Jr.
                              -------------------------
                              Charles B. Clark, Jr.
                      Senior Vice President and Controller
                            Chief Accounting Officer

Date: May 13, 2003

EXHIBIT 99.1

NEWS RELEASE                                            CONTACTS: (408) 995-5115
                                    Media Relations:  Bill Highlander, Ext. 1244
                                    Investor Relations:  Rick Barraza, Ext. 1125


                       CALPINE REPORTS FIRST QUARTER 2003
                    FINANCIAL RESULTS AND UPDATE ON LIQUIDITY

     (SAN  JOSE,  CALIF.)  May  13,  2003  -  San  Jose,   Calif.-based  Calpine
Corporation [NYSE:CPN], one of North America's leading power companies, today announced financial and operating results for the quarter ended March 31, 2003.

     For the three months ended March 31, 2003, the company reported a $0.12 loss per share, or a $45.3 million net loss, compared with a $0.25 loss per share, or a $75.7 million net loss for the first quarter of 2002. Results for the first quarter of 2003 include a $0.05 per share non-cash charge for reserves recorded for equipment repairs for which the company is pursuing recovery of costs from the equipment manufacturer, and a $0.04 per share non-cash charge for foreign exchange translation losses, while the loss for the first quarter of 2002 included a $0.35 per share equipment cancellation charge. The company achieved approximately $2.2 billion of revenue for the first quarter 2003, compared with approximately $1.3 billion for the first quarter of 2002.

     Due to a change in external auditor in April 2003, the company expects to file its Quarterly Report on Form 10-Q for the First Quarter 2003 by the end of June 2003; the financial information presented in this news release has not been reviewed by the company's external auditor.

                                                                 First Quarter
                                                        ------------------------------
                                                          2003        2002       % Chg
                                                        --------    --------     -----

Megawatt-hours Generated (millions) ...................     19.4        14.7      32%
Megawatts in Operation ................................   19,326      12,089      60%
Revenue (millions) .................................... $2,189.3    $1,332.5      64%
Net Loss (millions) ................................... $  (45.3)   $  (75.7)     40%
Loss Per Share ........................................ $  (0.12)   $  (0.25)     52%
Operating Cash Flow (millions) ........................ $  179.5    $  355.1     (49)%
EBITDA, as adjusted (millions) (a) .................... $  238.9    $   92.0     160%
EBITDA, as adjusted, before charges (millions) (b) .... $  287.6    $  258.9      11%
Total Assets (billions) ............................... $     24    $     21      14%

(a) Earnings Before Interest, Tax, Depreciation and Amortization, as adjusted; see attached Supplemental Data for reconciliation from net income.

(b) See attached Supplemental Data for reconciliation from EBITDA, as adjusted. The primary difference between this amount and operating cash flow is cash interest payments in 2003 and 2002, and cash received in 2002 from the sale of the company's Pacific Gas and Electric Company receivable.

     "After successfully weathering one of the most tumultuous years in the history of the power industry, Calpine entered 2003 with a renewed focus on our program for enhancing liquidity, building long-term value and growing Calpine into North America's leading power company," stated Calpine Chief Executive Officer Peter Cartwright.

     "Our long-term strategy continues to succeed in spite of difficult market conditions. During the quarter, Calpine made significant progress on our 2003 liquidity program and the refinancing of two secured working capital facilities. We brought on-line eight new gas-fired energy centers, seven of which are already under long-term power contracts, and we entered into long- and short-term power contracts totaling nearly 2,400 megawatts of capacity."

     "Our large, geographically diverse portfolio of highly efficient, natural gas-fired and geothermal energy centers and our fully integrated energy capabilities, help make Calpine the low-cost provider in power markets across North America. Consistent with our proven business model, Calpine continues to serve customers through a variety of power contracts, products and services. Approximately 70 percent of our remaining capacity in 2003 is committed to supplying major wholesale, industrial and retail customers," continued Cartwright.

     "We are encouraged to see a rise in on-peak market spark spreads in several major power regions compared to last fall," added Cartwright. "Calpine will continue to focus on maintaining and strengthening its strategic, human, financial, and physical resources to achieve the company's long-term goal of becoming the largest and most profitable power company in North America."


2003 FIRST QUARTER RESULTS

     Net loss of $45.3  million  improved as  compared to the first  quarter net loss of $75.7 million last year. Both period results included significant non-cash charges. In the first quarter of 2003, financial results were affected by unscheduled outages and non-cash charges, including reserves for equipment repairs, totaling approximately $25.2 million, and approximately $21.5 million of foreign exchange translation losses. Calpine is pursuing recovery of the equipment repair costs from the equipment manufacturer. The estimated cost of equipment repair charges is subject to change as more information becomes available. The foreign exchange translation losses recognized into income were transaction-related and were due mainly to a strong Canadian dollar in the quarter. As a result of this strong foreign currency, the recorded book value of the company's net long-term investment in foreign assets increased by approximately $78 million, generating unrealized gains that were recorded in equity on the balance sheet.

     The company's growing portfolio of operational merchant generation facilities contributed to a 32% increase in electric generation production. Electric generation and marketing revenues increased 58% as a result of this new production and as a result of Calpine Energy Services' hedging and optimization activity. Market on-peak spark spreads were slightly ahead of Calpine's expectations in certain markets, and operating results for the three months ended March 31, 2003 reflect an increase in realized electricity prices. However, the company experienced a decrease in average spark spreads per megawatt-hour compared with the same period in 2002, reflecting a higher mix of lower market on-peak spark spreads. Plant operating expenses and depreciation were higher due to the additional plants in operation. This was partially mitigated by an increase in oil and gas production margins compared to the prior year due to higher realized oil and gas pricing. As a result of the above, gross profit for the first quarter 2003 decreased approximately 8% compared to the same quarter in 2002. Additionally, lower general and administrative costs were offset by higher interest expense as new facilities entered commercial operation.


2003 LIQUIDITY PROGRAM UPDATE

     Earlier this year, Calpine identified plans for its 2003 liquidity-enhancing program to fund completion of its current construction portfolio, for refinancing and for general corporate purposes. The key elements and the approximate liquidity amounts currently targeted for this $2.3 billion program include:

     o    Monetization/securitization of power sales contracts: $800 million
     o    Asset sales:                                          $600 million
     o    Financing for Calpine's California peaker program:    $350 million
     o    Construction financing:                               $400 million
     o    Secondary offering of its Canadian income fund:       $135 million

     During the quarter, Calpine continued to make significant progress towards these liquidity goals. Over the past few months the company has:

     o Generated $105.5 million through contract monetization and joint venture restructuring at its Acadia Power Project.
     o    Completed  a  secondary  offering  of its  Calpine  Power  Income Fund
          (CPIF), generating proceeds of approximately $90 million.
     o Completed the sale of a preferred interest in the 115-megawatt King City Power Plant for approximately $82 million. The company continues to evaluate the potential sale of a number of additional Qualifying Facility assets.
     o Issued Warranted Units as part of the CPIF secondary offering, which are expected to generate approximately $45 million by the end of 2003.
     o Advanced and is nearing completion of the securitization of one of its 1,000-megawatt baseload contracts with the California Department of Water Resources. Announcement of this transaction is expected in the near future.
     o Continued efforts on the non-recourse construction financings for two 600-megawatt projects currently in construction: the Riverside Energy Center in Wisconsin and the Rocky Mountain Energy Center in Colorado. Both financings are expected to close in the second half of 2003.
     o Progressed on its plan to approach the capital markets for the $350 million, long-term financing for its 495-megawatt California peaker projects.

     On March 31, 2003, liquidity for the company totaled approximately $615 million. This included cash and cash equivalents on hand of $378 million, the current portion of restricted cash of $146 million and approximately $90 million of borrowing capacity under the company's various credit facilities.

     Throughout the quarter, the company continued its negotiations with its bank group on the refinancing of its $400 million and $600 million working capital facilities maturing later this month. Final discussions are in progress, and an announcement of this refinancing is expected in the near future.


OPERATIONS UPDATE

     Since the beginning of the year, Calpine significantly enhanced its power generation capacity. The company now operates nearly 22,000 megawatts of natural gas-fired and geothermal capacity and owns approximately one trillion cubic feet equivalent of proved natural gas reserves. Over the past several months, Calpine has:

     o    Produced 19.4 million megawatt-hours.
     o Achieved an average merchant baseload heat rate of approximately 7,230 British thermal units per kilowatt-hour for the quarter, a 2% improvement over the first quarter of 2002.
     o Completed construction of eight natural gas-fired power plants, representing more than 1,000 megawatts of new capacity (approximately 800 net megawatts).
     o    Advanced construction of 18 projects in 12 states.
     o Produced approximately 278 million cubic feet equivalent per day of natural gas in the first quarter of 2003--representing about 21% of Calpine's total fuel consumption requirements.
     o Controlled natural gas production costs through equity-owned reserves in spite of the rapid increase of natural gas prices.

     Calpine is currently pursuing recovery of approximately $25 million of costs from an equipment manufacturer for equipment repairs. The company's first quarter 2003 financial results reflect this reserve. The equipment failure, which occurred during the first quarter, resulted in forced outages for five of the company's natural gas-fired facilities.

     The expertise of Calpine's turbine maintenance group has significantly contributed to expediting repairs and modifications to ensure these facilities are producing at full capacity to meet peak summer demand. The company's turbine maintenance group has worked closely with the equipment manufacturer to implement these mitigation efforts.


NEW MARKET OPPORTUNITIES

     An important and successful element of Calpine's strategy is targeting long-term contracts for more than two-thirds of its generation. Calpine currently serves more than 80 customers, including load-serving entities, utilities, municipalities, electric cooperatives and large industrial customers, through approximately 135 contracts.

     Calpine continues to increase its services capabilities, offering a full complement of energy services, including project and construction management, engineering, operations and maintenance, parts and parts repair, and labor services. Recently, its wholly owned subsidiary Power Systems Mfg., LLC installed its low emissions system at Dow Chemical's Oyster Creek Plant, significantly lowering emissions and setting an industry standard for dry low nitrogen oxide and carbon monoxide emissions in natural gas-fired industrial turbines. In addition, Calpine has entered into seven new maintenance agreements for parts, parts repair and labor services.

     During the past several months, the company entered into a number of new contracts, including six long-term agreements, totaling 900 megawatts, and 17 short-term contracts, representing an additional 1,500 megawatts of power sales. Calpine is currently pursuing a significant number of new contract opportunities.

     Included in the attached Supplemental Data of this news release is an updated report summarizing Calpine's total generation capacity through 2007 and the percentage of this capacity currently under contract. A full detailed report is available on the company's website at www.calpine.com.


CONFERENCE CALL INFORMATION

     Calpine will host a conference call to discuss its first quarter 2003 financial results and provide an update on liquidity. The conference call will occur Tuesday, May 13, 2003, at 8:30 am PDT. To participate via the teleconference (in listen-only mode), dial 1-888-603-6685 at least five minutes before the start of the conference call. In addition, Calpine will simulcast the conference call live via the Internet. The web cast can be accessed and will be available for 30 days on the investor relations page of Calpine's website at www.calpine.com.

ABOUT CALPINE

     Calpine Corporation is a leading North American power company dedicated to providing value-added power generation and energy products and services - backed by the nation's cleanest, largest and most efficient fleet of natural gas-fired power plants. It generates and markets power through plants it develops, owns, leases and operates in 23 states in the United States, three provinces in Canada and in the United Kingdom. Calpine also is the world's largest producer of renewable geothermal energy, and it owns approximately one trillion cubic feet equivalent of proved natural gas reserves in Canada and the United States. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) the timing and extent of deregulation of energy markets and the rules and regulations adopted on a transitional basis with respect thereto; (ii) the timing and extent of changes in commodity prices for energy, particularly natural gas and electricity; (iii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain the necessary permits to operate, failure of third-party contractors to perform their contractual obligations or failure to obtain financing on acceptable terms; (iv) unscheduled outages of operating plants; (v) cost estimates are preliminary and actual costs may be higher than estimated; (vi) a competitor's development of lower-cost generating gas-fired power plants; (vii) risks associated with marketing and selling power from power plants in the newly-competitive energy market; (viii) PSM's LEC performance results will vary depending upon specific site conditions; (ix) the successful exploitation of an oil or gas resource that ultimately depends upon the geology of the resource, the total amount and costs to develop recoverable reserves and operations factors relating to the extraction of natural gas; (x) the effects on the Company's business resulting from reduced liquidity in the trading and power industry; (xi) the Company's ability to access the capital markets or obtain bank financing on attractive terms; (xii) sources and uses of cash are estimates based on current expectations; actual sources may be lower and actual uses may be higher than estimated (xiii) the direct or indirect effects on the Company's business of a lowering of its credit rating (or actions it may take in response to changing credit rating criteria), including, increased collateral requirements, refusal by the Company's current or potential counterparties to enter into transactions with it and its inability to obtain credit or capital in desired amounts or on favorable terms; and (xiv) other risks identified from time-to-time in the Company's reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2002, which can be found on the Company's website at www.calpine.com. All information set forth in this news release is as of today's date, and the Company undertakes no duty to update this information.

                      CALPINE CORPORATION AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
               For the Three Months Ended March 31, 2003 and 2002
                    (In thousands, except per share amounts)
                                   (unaudited)
                                                                                        Three Months Ended
                                                                                              March 31,
                                                                                    ----------------------------
                                                                                       2003              2002
                                                                                    ----------        ----------
Revenue:
   Electric generation and marketing revenue
      Electricity and steam revenue...........................................      $1,122,038        $  622,400
      Sales of purchased power for hedging and optimization...................         681,284           520,051
                                                                                    ----------        ----------
   Total electric generation and marketing revenue............................       1,803,322         1,142,451
   Oil and gas production and marketing revenue
      Oil and gas sales.......................................................          20,325            53,076
      Sales of purchased gas for hedging and optimization.....................         327,468           123,404
                                                                                    ----------        ----------
   Total oil and gas production and marketing revenue.........................         347,793           176,480
   Trading revenue, net
      Realized revenue on power and gas trading transactions, net.............          21,214             6,229
      Unrealized mark-to-market gain (loss) on power and gas transactions, net           4,780             2,817
                                                                                    ----------        ----------
   Total trading revenue, net.................................................          25,994             9,046
   Other revenue..............................................................          12,177             4,558
                                                                                    ----------        ----------
           Total revenue......................................................       2,189,286         1,332,535
                                                                                    ----------        ----------
Cost of revenue:
   Electric generation and marketing expense
      Plant operating expense.................................................         177,061           116,474
      Royalty expense.........................................................           5,357             4,155
      Purchased power expense for hedging and optimization....................         679,949           429,235
                                                                                    ----------        ----------
   Total electric generation and marketing expense............................         862,367           549,864
   Oil and gas production and marketing expense
      Oil and gas production expense..........................................          25,283            21,639
      Purchased gas expense for hedging and optimization......................         316,948           121,361
                                                                                    ----------        ----------
   Total oil and gas production and marketing expense.........................         342,231           143,000
   Fuel expense...............................................................         650,236           332,534
   Depreciation, depletion and amortization expense...........................         133,339            94,969
   Operating lease expense....................................................          27,692            28,141
   Other expense..............................................................           6,976             2,591
                                                                                    ----------        ----------
           Total cost of revenue..............................................       2,022,841         1,151,099
                                                                                    ----------        ----------
   Gross profit...............................................................         166,445           181,436
Income from unconsolidated investments in power projects......................          (6,740)           (1,497)
Equipment cancellation cost...................................................              --           168,471
Project development expense...................................................           5,214            11,338
General and administrative expense............................................          56,162            59,118
                                                                                    ----------        ----------
   Income (loss) from operations..............................................         111,809           (55,994)
Interest expense..............................................................         132,010            73,710
Distributions on trust preferred securities...................................          15,657            15,654
Interest income...............................................................          (4,856)          (12,176)
Other expense (income)........................................................          30,144           (12,853)
                                                                                    ----------        ----------
   Loss before provision (benefit) for income taxes...........................         (61,146)         (120,329)
Benefit for income taxes......................................................         (15,306)          (42,611)
                                                                                    ----------        ----------
   Loss before discontinued operations and cumulative effect
    of a change in accounting principle.......................................         (45,840)          (77,718)
Discontinued operations, net of tax provision of $--and $1,040................              --             2,045
Cumulative effect of a change in accounting principle, net of tax
 provision of $450 and $--.....................................................            529                --
                                                                                    ----------        ----------

   Net loss...................................................................      $  (45,311)       $  (75,673)
                                                                                    ==========        ==========

                      CALPINE CORPORATION AND SUBSIDIARIES
                 Consolidated Condensed Statements of Operations
               For the Three Months Ended March 31, 2003 and 2002
                    (In thousands, except per share amounts)
                                   (unaudited)
                                                                                        Three Months Ended
                                                                                              March 31,
                                                                                    ----------------------------
                                                                                       2003              2002
                                                                                    ----------        ----------
Basic and diluted loss per common share:
   Weighted average shares of common stock outstanding.......................          381,006           307,332
   Loss before discontinued operations and cumulative effect of
    a change in accounting principle.........................................       $    (0.12)       $    (0.25)
   Discontinued operations, net of tax.......................................       $       --        $       --
                                                                                    ----------        ----------
   Cumulative effect of a change in accounting principle, net of tax.........       $       --        $       --
   Net loss..................................................................       $    (0.12)       $    (0.25)
                                                                                    ==========        ==========

The financial information presented above and in the Supplemental Data attached hereto is subject to adjustment until PricewaterhouseCoopers LLC completes its review of the three months ended March 31, 2003 and the Company files its Form 10-Q with the United States Securities and Exchange Commission.

                      CALPINE CORPORATION AND SUBSIDIARIES
                                Supplemental Data
                                   (unaudited)

CASH FLOW DATA
                                                                                        Three Months Ended
                                                                                              March 31,
                                                                                  -----------------------------
                                                                                      2003              2002
                                                                                  -----------       -----------
(in thousands)
Cash provided by operating activities.........................................    $   179,486       $   355,127
Cash used in investing activities.............................................       (503,151)       (1,320,558)
Cash provided by financing activities.........................................        113,574          (156,923)
Effect of exchange rate changes on cash and
  cash equivalents.............................................................         8,662              (491)
                                                                                  -----------       -----------
      Net increase (decrease) in cash and cash equivalents                        $  (201,429)      $(1,122,845)
                                                                                  ===========       ===========


RECONCILIATION OF GAAP NET INCOME TO EBITDA, AS ADJUSTED (1)
                                                                                        Three Months Ended
                                                                                              March 31,
                                                                                  -----------------------------
                                                                                      2003              2002
                                                                                  -----------       -----------
(in thousands)
GAAP net loss.................................................................    $  (45,311)       $   (75,673)
   (Income) from unconsolidated investments in power projects.................        (6,740)            (1,497)
   Distributions from unconsolidated investments in power projects............         9,401                  9
                                                                                  ----------        -----------
        Adjusted net loss.....................................................       (42,650)           (77,161)

   Interest expense...........................................................       132,010             73,710
   1/3 of operating lease expense.............................................         9,231              9,380
   Distributions on trust preferred securities................................        15,657             15,654
   Benefit for income taxes...................................................       (15,306)           (42,611)
   Depreciation, depletion and amortization expense...........................       139,943            100,676
   Interest expense, provision for income taxes and depreciation, depletion
    and amortization from discontinued operations.............................            --             12,327
                                                                                  ----------        -----------
      EBITDA, as adjusted.....................................................    $  238,885        $    91,975
                                                                                  ==========        ===========


RECONCILIATION OF EBITDA, AS ADJUSTED TO EBITDA, AS ADJUSTED FOR NON-CASH ITEMS
                                                                                        Three Months Ended
                                                                                              March 31,
                                                                                  -----------------------------
                                                                                      2003              2002
                                                                                  -----------       -----------
(in thousands)
EBITDA, as adjusted...........................................................    $  238,885        $    91,975
Equipment cancellation cost...................................................            --            168,471
Minority interest expense.....................................................         2,277               (269)
Foreign currency losses.......................................................        21,509                267
Derivative mark-to-market gains...............................................        (4,780)            (2,817)
Reserves for equipment repairs................................................        25,200                 --
Loss on extinguishment of debt................................................            --              1,281
SFAS 123 expense..............................................................         4,490                 --
                                                                                  ----------        -----------
      EBITDA, as adjusted for non-cash items..................................    $  287,581        $   258,908
                                                                                  ==========        ===========

SUPPLEMENTARY POWER DATA
                                                                                        Three Months Ended
                                                                                              March 31,
                                                                                  -----------------------------
                                                                                      2003              2002
                                                                                  -----------       -----------
Generation (in mwh, in thousands) (2).........................................       19,422            14,714

Average electric price realized (per mwh).....................................       $57.84            $48.64

Average spark spread realized (per mwh).......................................       $19.22            $24.97

Average spark spread realized adjusted for benefits of equity gas production
 (per mwh)....................................................................       $22.72            $25.88


SUPPLEMENTARY EQUIVALENT NATURAL GAS PRODUCTION DATA
                                                                                        Three Months Ended
                                                                                              March 31,
                                                                                  -----------------------------
                                                                                      2003            2002 (3)
                                                                                  -----------       -----------
(in Bcfe)
Natural Gas Production
   United States..............................................................          15                13
   Canada.....................................................................          10                12
                                                                                        --                --
      Total...................................................................          25                25
                                                                                        ==                ==

Average daily production rate.................................................       0.278             0.278
Average realized price per mcf................................................       $5.47             $2.58
Average unit cost per mcf (excluding interest expense)........................       $2.36             $2.20



CALPINE CONTRACTUAL PORTFOLIO - AS OF MARCH 31, 2003

                                       April-December
                                            2003             2004             2005             2006             2007
                                          ---------        ---------        ---------        ---------        --------
Estimated Generation
 (in millions of mwh)
   - Baseload.......................        104.6            159.6            189.8            196.0            196.0
   - Peaking........................         16.6             23.9             25.2             25.4             25.4
                                            -----            -----            -----            -----            -----
      Total.........................        121.2            183.5            215.0            221.4            221.4
                                            =====            =====            =====            =====            =====

Contractual Generation
 (in millions of mwh)
   - Baseload.......................         60.7             66.1             66.3             63.8             54.2
   - Peaking........................         14.3             18.7             18.6             17.5             17.5
                                            -----            -----            -----            -----            -----
      Total.........................         75.0             84.8             84.9             81.3             71.7
                                            =====            =====            =====            =====            =====

% Sold
   - Baseload.......................         58%              41%              35%              33%              28%
   - Peaking........................         86%              78%              74%              69%              69%
      Total.........................         62%              46%              40%              37%              32%


Contractual Spark Spread per mwh....      $23.44           $24.16           $24.46           $23.21           $23.46

                                                                                   As of               As of
CAPITALIZATION                                                               March 31, 2003     December 31, 2002
                                                                             --------------     -----------------

Cash and cash equivalents balance (in billions)............................         $0.4               $0.6

Total debt (in billions) ..................................................        $14.1              $14.1

Debt to capitalization ratio ..............................................           73%                73%

Present value of operating leases (in billions) ...........................         $1.4               $1.4

Unconsolidated debt of equity method investments (estimated,
 in billions) (4)...........................................................         $0.2               $0.2

(in thousands):

Short-term debt
   Notes payable and borrowings under lines of credit, current portion.....     $   340,388         $   340,703
   Capital lease obligation, current portion...............................           3,866               3,502
   Construction/project financing, current portion.........................       1,325,002           1,307,291
                                                                                -----------         -----------
        Total short-term debt..............................................       1,669,256           1,651,496

Long-term debt
   Term loan...............................................................         949,565             949,565
   Notes payable and borrowings under lines of credit,
    net of current portion.................................................           8,483               8,249
   Capital lease obligation, net of current portion........................         196,706             197,672
   Construction/project financing, net of current portion..................       3,213,737           3,212,022
   Convertible Senior Notes Due 2006.......................................       1,200,000           1,200,000
   Senior notes............................................................       6,905,854           6,894,801
                                                                                -----------         -----------
        Total long-term debt...............................................      12,474,345          12,462,309

           Total debt......................................................     $14,143,601         $14,113,805

   Company-obligated mandatorily redeemable convertible
    preferred securities of subsidiary trusts..............................     $ 1,124,227         $ 1,123,969
   Minority interests......................................................     $   278,870         $   185,203
   Total stockholders' equity (5)..........................................     $ 3,898,339         $ 3,851,914
                                                                                -----------         -----------

Total capitalization.......................................................     $19,445,037         $19,274,891
                                                                                ===========         ===========

Debt to capitalization ratio
Total debt.................................................................     $14,143,601         $14,113,805
Total capitalization.......................................................     $19,445,037         $19,274,891
Debt to capitalization.....................................................         73%                 73%

(1) This non-GAAP measure is presented not as a measure of operating results, but rather as a measure of our ability to service debt. It should not be construed as an alternative to either (i) income (loss) from operations or
     (ii) cash flows from operating activities to be disclosed in the company's Form 10-Q for the quarter ended March 31, 2003. It is defined as net income less income from unconsolidated investments, plus cash received from unconsolidated investments, plus provision for tax, plus interest expense, plus one-third of operating lease expense, plus depreciation, depletion and amortization, plus distributions on trust preferred securities. The interest, tax and depreciation, depletion and amortization components of discontinued operations are added back in calculating EBITDA, as adjusted.
(2) Does not include mwh generated by unconsolidated investments in power projects.
(3)  From continuing operations.
(4)  Amounts based on Calpine's ownership percentage.
(5) Includes other comprehensive loss ("OCI") of $150,980 at March 31, 2003 and $237,457 at December 31, 2002. Excluding OCI from stockholders' equity would change the debt to capitalization ratio to 72% at March 31, 2003, and would change the ratio to 72% at December 31, 2002.













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